Exhibit 10.1

11650 South State St. Suite 240

Draper, Utah 84020

April 9, 2015

Re:	Binding Letter of Intent between Sellers and Buyers of Membership Units of Quality Energy Solutions, LLC (the "Company")

Dear Messrs Pitts and Miller:

This letter sets forth our Letter of Intent (“LOI”) between the shareholders of Quality Energy Solutions Inc., a Texas limited liability company (the "Sellers") and Start Scientific, Inc., a Delaware corporation (the "Buyer”) in connection with the purchase of all of the shares of the Company (the “Shares”) and debts of the Company from the Sellers, subject to the terms of definitive share purchase agreements, financials, and other documents to be negotiated and executed by the parties.

The proposed terms of the Transaction are as follows:

  Share Purchase Agreements. Consummation of the Transaction as contemplated hereby will be subject to the negotiation and execution of mutually satisfactory definitive acquisition agreements, setting forth the specific terms and conditions of the stock purchase transactions proposed hereby. The execution of the SPAs by the parties is subject to the completion by the Buyers of a satisfactory review of the legal, financial and business condition and prospects of the Company. The parties will use their reasonable best efforts to negotiate in good faith the SPAs, which will contain, among other standard terms and conditions, the following provisions:

    In consideration for Forty-Five Million (45,000,000) shares of common stock of the Buyer (the “Purchase Price”), Sellers will tender to the Buyer all of the LLC Units of the Company, along with stock power, and other documents as decided by the parties.

    Financials of the Company will be provided by the Sellers, and Sellers will assist with a PCAOB audit of the Company. In the event that the Company is not able to complete a PCAOB audit than Buyer may unwind this transaction.

    Following the acquisition, the Sellers will be granted two (2) seats on the board of directors of Start Scientific, Inc.

    The Company will be a wholly-owned subsidiary of Start Scientific, Inc. following the acquisition.

    Buyer will loan the Company $500,000 as an inter-company loan for the purpose of paying the Company's account payables and working capital.

    Sellers will sign employment agreements for 24 month periods wherein if they leave or are terminated for cause they must return an agreed upon portion of the Purchase Price. A severence package will be negotiated in the event that Sellers are terminated without cause.

    Management Profit-Sharing Plan: Management of Quality Energy Solutions will receive thirty percent (30%) of its net revenue as additional compensation paid on a quarterly basis.

    Claw-Back Provisions: Sellers may claw-back ownership of the Company in the event that capital requirements are not met by Start Scientific, Inc., and Start Scientific, Inc. may claw-back its shares of common stock in the event that representations and warranties are not fulfilled as detailed in the closing documents.

    Each party shall have completed their due diligence review of the respective parties and shall be reasonably satisfied with the result of such review. The due diligence must confirm, among others, that there are no outstanding regulatory concerns or issues, no preemptive rights or non-disclosed outstanding convertible securities and that all issued shares were duly authorized and issued in compliance with all applicable laws.

  Conduct of Business. Prior to the execution of the acquisition documents and the closing of the Transaction, Company will conduct its operations in the ordinary course consistent with past practice.

  Public Announcements. Neither party will make any public disclosure concerning the matters set forth in this LOI or the negotiation of the proposed Transaction without the prior written consent of the other party, which consent shall not be unreasonably withheld. If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release. Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of the matters set forth in this LOI is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

  Due Diligence; Confidentiality Agreement. Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry. Each party agrees to make available to the other party such officers, employees, consultants, advisors and others as reasonably requested by the other party for meetings, visits, questions and discussions concerning each other and the Transaction. Each of the parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.

  Exclusivity. In consideration of the Escrow (as defined below) and the mutual covenants and agreements contained herein, until the earlier of the closing of the Transaction or termination of this LOI in accordance with its terms, the Sellers will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of Company including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”). The Sellers will immediately notify the Buyers in writing of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide the Buyers with copies of any such notice inquiry or proposal. Notwithstanding the foregoing, nothing in this Section 5 will be construed as prohibiting the board of directors of Company from (a) making any disclosure required by applicable law to its shareholders; or (b) responding to any unsolicited proposal or inquiry to Company (other than an Acquisition Proposal by a third party) by advising the person making such proposal or inquiry of the terms of this Section 5.

  Termination. This Letter of Intent will terminate on July 31, 2015 at 5 pm Central Daylight Time or by the earlier consent of the parties hereto.

  Expenses. Each of the parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.

  Choice of Law. This LOI shall be governed by and construed in accordance with the internal substantive laws of the State of Texas.

  Counterparts. This LOI may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax copies of signatures shall be treated as originals for all purposes.

  Effect. This LOI is a binding contract between the parties, and contains the entire agreement by and among the parties to date with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, with respect to such matters.

This LOI will terminate at 5:00 p.m. Central Daylight Time on April 9, 2015 unless it has been duly executed by or on behalf of the Parties prior to such time.

Very truly yours,

By:________________________________

Name: Norris R. Harris, CEO

Agreed and Accepted:

By:_____________________________________

Name: Jason Pitts

14 Oak Circle

Hickory Creek, TX 75065

By:_____________________________________

Name: Mathew Miller

3405 W. 110th St. South

Jenks, OK 74037